UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 12, 2009 (February 9, 2009)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2009, the Compensation Committee of the Board of Directors of QC Holdings, Inc. (the “Company”) approved the 2009 annual cash incentive and long-term incentive plan awards for certain executive officers of the Company. The annual cash incentive awards are designed so that a significant percentage of total executive cash compensation for 2009 is based on achieving certain performance measures. The long-term incentive plan is equity based and is designed to have both retention and performance-based elements. The 2009 incentive awards for executive officers are as follows:

	2009 Target Annual Cash Incentive ($)	Long-Term Incentive – Restricted Stock (# of shares)	Long-Term Incentive – Stock Options (# of shares)
Darrin J. Andersen, President and COO	$292,000	78,432	235,296

Douglas E. Nickerson, Chief Financial Officer	$150,000	26,144	78,432

Michael O. Walrod, Vice President of Operations	$100,000	13,072	39,216

The opportunity to earn annual cash incentive compensation is based on the achievement of performance measures set by the Compensation Committee. For 2009, the annual incentive goals are based 35% on attainment of a certain diluted earnings per share, 35% on the attainment of certain adjusted EBITDA, and 30% at the discretion of the committee. Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization expenses, adjusted to exclude the charges related to stock options and restricted stock awards and non-cash gains or losses associated with property disposition. The targets set by the Compensation Committee are achievable, but will require the Company to have strong financial performance in light of the current economic environment.

Participants in the plan may earn 50% of the target annual cash incentive compensation shown above by achieving a threshold of 80% of the targeted performance measures, and up to a maximum of 200% of the target annual incentive compensation by achieving 120% of the targeted performance measures. The Compensation Committee retains the authority to make bonus payments in addition to, or in lieu of, payments under the annual incentive plan and has the authority to modify, amend or adjust the performance measures established under the plan.

Long-term incentive awards granted pursuant to the Company’s 2004 Equity Incentive Plan, a copy of which has previously been filed with the Securities and Exchange Commission, consist of approximately 50% of value in stock options and 50% of value in restricted stock awards to executive officers. Each long-term incentive plan award of restricted stock and each option to purchase common stock of the Company vests over time, 25% on each of the first four anniversaries of the grant date. The option awards were made at $4.39 per share, the closing price of the Company’s common stock on the date of grant. A summary of the long-term incentive plan was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 11, 2008. These long-term incentive grants are subject to approval at the Company’s annual meeting of stockholders of a proposed increase in the number of shares of common stock available for issuance under the 2004 Equity Incentive Plan.

The Compensation Committee also approved an amended form of Restricted Stock Award Agreement to reflect the Company’s policy that upon the vesting of restricted shares of any employee, including any executive officer, the Company will withhold a portion of the vested shares to provide for taxes due in connection with the vesting thereof.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report:

10.1	Form of Restricted Stock Award Agreement (Employee).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: February 12, 2009

	By:	/s/ Douglas E. Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer